Exhibit 99.1

News Release

Investor Contacts:

Scott Morris

+1 859.519.3622

smorris@rhinolp.com

Rhino Resource Partners LP Announces

First Quarter 2015 Financial and Operating Results

LEXINGTON, KY (April 30, 2015) — Rhino Resource Partners LP (NYSE: RNO) (“Rhino” or the “Partnership”) announced today its financial and operating results for the quarter ended March 31, 2015. For the quarter, the Partnership reported a net loss of $3.9 million and Adjusted EBITDA of $6.2 million, compared to net income of $125.5 million and Adjusted EBITDA of $138.2 million in the first quarter of 2014.  Results for the quarter ended March 31, 2014 benefited by a gain of approximately $121.7 million from the sale of our Utica Shale properties.  Diluted net loss per common unit was $0.13 for the quarter compared to diluted net income per unit of $4.23 for the first quarter of 2014.  Total revenues for the quarter were $56.2 million, with coal sales generating $45.6 million of the total, compared to total revenues of $59.9 million and coal revenues of $51.2 million in the first quarter of 2014.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations to the most directly comparable GAAP financial measures).

On April 20, 2015, the Partnership announced a cash distribution of $0.02 per common unit, or $0.08 per unit on an annualized basis.  This distribution will be paid on May 15, 2015 to all common unit holders of record as of the close of business on April 30, 2015.  No distribution will be paid on the subordinated units.

Joe Funk, President and Chief Executive Officer of Rhino’s general partner, stated, “Our board reduced the current quarter’s distribution from the previous level to further preserve the liquidity of the Partnership as the prolonged weakness in the coal markets continues to adversely impact cash flow.  The recent amendment to our revolving credit facility ensures we have the liquidity and flexibility to operate and manage the Partnership through these difficult market conditions.  The proactive steps we have taken will help us navigate the Partnership for long-term success as we focus on our liquidity and cash flow.

We continue to adjust our production and cost structure to align with current market conditions.  We believe our continuing attention to cost and productivity improvements at our ongoing core operations will enhance the liquidity of Rhino while retaining the flexibility to continue exploring non-coal investments, which we believe will enhance the long-term value of the Partnership.

Our priorities for 2015 continue to focus on preserving liquidity, continue controlling cost, only pursue capital spending with strong justification, and maintain our excellent safety record, all while responding quickly to changing and challenging market conditions.  Our balance sheet remains strong with relatively low debt levels and low legacy liabilities.

We have kept debt levels relatively low with approximately $55 million drawn on the bank line of credit at the end of the quarter, which is relatively flat compared to the balance at year-end.  We currently have no significant planned growth capital expenditures and the investments to develop Pennyrile are nearing completion.  We anticipate cash flow to grow at Pennyrile, and expect costs to continue to improve at Hopedale.

During the quarter, we continued to encounter difficult market conditions that have affected nearly all coal companies.  Conditions remained weak in all served markets, with excess supply and low natural gas prices weighing heavily on coal.  At Hopedale, poor rail service continued to constrain shipments from this operation while costs remained higher than historical levels due to intermittent adverse geological conditions encountered in the advancement to the new 7-seam reserve. In addition, productivity was lower and costs were higher than anticipated at our new Pennyrile mine due to coal processing issues and geological conditions that we are working through as the mine continues its ramp up.  Our Castle Valley operation continued to perform well during the quarter, although lower contracted coal pricing affected  the results from this operation when compared to the prior year.

Our Pennyrile mine continued to ramp up production during the first quarter and shipments were made to fulfill our base 800,000 ton per year contract.  We have finalized a long-term sales contract with another local utility customer for 120,000 tons in 2015, 400,000 tons in 2016 and 550,000 tons in 2017.  We have added a second mining section at Pennyrile to increase production capacity to fulfill the long-term sales contracts.  We received permission for a deep cut mining plan on the initial mining section at Pennyrile, which has increased operating efficiency and has helped to lower costs.  We expect to receive a similar deep cut mining plan for the second section at Pennyrile, which will further improve our cost structure at this operation.  Pennyrile gives us additional diversification and we expect it to be a significant generator of stable cash flow as it ramps up to its full potential run rate of two million tons per year.

Our Castle Valley operation is sold out through 2016 while our Hopedale and Sands Hill operations in Northern Appalachia are sold out for the remainder of 2015.  At Pennyrile, additional test burns may lead to additional sales contracts, which could bring this mine to its potential full run rate of two million tons per year. Market conditions in Central Appalachia have remained challenging with continued depressed met and steam coal prices weighing on producers.  In Central Appalachia, we have remained focused on safe operations while keeping costs as low as possible with reduced levels of production and sales.”

Further, Mr. Funk stated, “The dissolution of the Rhino Eastern joint venture in January 2015 improved our cash flow and operating results in the first quarter by approximately $1 million when compared to the prior year.  We anticipate the divestiture of the Rhino Eastern joint venture will improve the Partnership’s cash flow by approximately $6 million for the full year 2015.”

Credit Facility Amendment

In April 2015, the Partnership entered into an amendment of its senior secured credit facility. This amendment extended the expiration date of the facility to July 2017. The amendment also reduces the borrowing capacity under the secured credit facility to a maximum of $100 million and reduces the amount available for letters of credit to $50 million. The amendment alters the maximum leverage ratio to provide the Partnership with additional liquidity.

Coal Operations Update

Pennyrile

•                  Rhino has completed a long-term sales contract with a local utility customer for 120,000 tons in 2015, 400,000 tons in 2016 and 550,000 tons in 2017.

•                  Along with the existing long-term contract for 800,000 tons per year, this additional long-term contract extends the committed sales to 1.2 million tons in 2016 and 1.35 million tons in 2017.

•                  A second mining section has been added to the Riveredge mine at Pennyrile to increase production capacity to fulfill the current long-term contracts.  Rhino is pursuing additional long-term sales agreements for this operation to reach its potential of 2.0 million tons per year.

•                  Rhino’s Pennyrile operations produced approximately 161,000 tons during the first quarter while coal sales were approximately 156,000 tons.

•                  While mining conditions improved in the first quarter, the Pennyrile operation continued to experience higher than anticipated mining and coal processing costs.  The recently approved  deep cut mining plan for the first section and anticipated approval of a similar plan for the  second section are expected to result in higher productivity and lower mining costs in the future.

•                  Pennyrile’s sales remain fully contracted through 2015 and as production is further ramped up, Rhino expects the mine to be sold out through 2016.

Northern Appalachia

•                  For the first quarter, year over year coal revenues per ton decreased $2.25 to $58.60 while cost of operations costs per ton decreased by $3.13 to $51.87.  Our cost of operations per ton improved year over year as mining conditions improved at Hopedale.  We continue to encounter intermittent adverse geological conditions as we advance into the 7-seam at Hopedale, which has resulted in higher per ton expense versus historical levels.

•                  Sales volume was 251,000 tons, versus 262,000 tons in the prior year and 257,000 tons in the prior quarter.  At Hopedale, railroad service continued to impact production and sales during the quarter.

•                  Sales at Rhino’s Hopedale and Sands Hill operations in Northern Appalachia are fully contracted through 2015.

Rhino Western

•                  Coal revenue per ton in the quarter decreased to $36.90 versus $41.34 in the prior year and $40.51 in the prior quarter.  Revenue per ton decreased due to lower contracted prices for coal from Rhino’s Castle Valley mine.  Sales volume was 229,000 tons versus 231,000 tons in the prior year and 301,000 tons in the prior quarter.

•                  Cost of operations per ton was $33.70 versus $33.43 in the prior year and $34.74 in the prior quarter.  Castle Valley had higher maintenance expenses in the prior quarter, which led to the sequential decrease in cost of operations per ton.

•                  Castle Valley’s sales remain fully contracted through 2016.

Central Appalachia

•                  Coal revenue per ton was $64.22 versus $72.89 in the prior year and $69.16 in the prior quarter.  Metallurgical coal revenue per ton was $77.39 versus $81.17 in the prior year and $75.59 in the prior quarter.  Steam coal revenue was $57.72 per ton versus $70.21 in the prior year and $65.32 in the prior quarter. Sales volume was 237,000 tons in the quarter versus 353,000 in the prior year and 274,000 tons in the prior quarter.

•                  Cost of operations per ton in the quarter was $54.23 versus $59.70 in the prior year and $65.10 in the prior quarter.

•                  Rhino continues to evaluate its Central Appalachia operations to reduce costs at idle facilities and better utilize the Partnership’s Central Appalachia properties.

Eastern Met

•                  As previously announced, Rhino dissolved the Rhino Eastern joint venture with Patriot Coal Corporation (“Patriot”) in January 2015.

•                  Rhino anticipates the divestiture of the Rhino Eastern joint venture will improve the Partnership’s cash flow by approximately $6 million in 2015.

Capital Expenditures

•                  Maintenance capital expenditures for the first quarter were approximately $1.8 million.

•                  Expansion capital expenditures for the first quarter were approximately $1.3 million, which consisted of funding the completed development of Pennyrile.

Sales Commitments

The table below displays Rhino’s committed coal sales for the periods indicated.

	Q2 to Q4 2015		Year 2016
	Avg Price	Tons	Avg Price	Tons
Northern Appalachia/Illinois Basin	$53.94	1,691,237	$48.70	1,611,200
Rhino Western	$37.55	774,756	$37.56	1,000,000
Central Appalachia	$67.82	211,013	$—	—
Total	$50.29	2,677,006	$44.43	2,611,200

Evaluating Financial Results

Rhino management uses a variety of financial measurements to analyze the Partnership’s performance, including (1) Adjusted EBITDA, (2) coal revenues per ton and (3) cost of operations per ton.

Adjusted EBITDA.  Adjusted EBITDA represents net income before deducting interest expense, income taxes and depreciation, depletion and amortization, including Rhino’s proportionate share of these expense items from prior periods related to the Rhino Eastern LLC joint venture that was dissolved in January 2015, while also excluding certain non-cash and/or non-recurring items. Adjusted EBITDA is used by management primarily as a measure of the Partnership’s operating performance. Because not all companies calculate Adjusted EBITDA identically, the Partnership’s calculation may not be comparable to similarly titled measures of other companies. Adjusted EBITDA should not be considered an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  (Refer to “Reconciliations of Adjusted EBITDA” included later in this release for reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures).

Coal Revenues Per Ton.  Coal revenues per ton sold represents coal revenues divided by tons of coal sold. Coal revenues per ton is a key indicator of Rhino’s effectiveness in obtaining favorable prices for the Partnership’s product.

Cost of Operations Per Ton.  Cost of operations per ton sold represents the cost of operations (exclusive of depreciation, depletion and amortization) divided by tons of coal sold. Rhino management uses this measurement as a key indicator of the efficiency of operations.

Overview of Financial Results

Results for the three months ended March 31, 2015 included:

•                  Adjusted EBITDA from continuing operations of $5.5 million and net loss from continuing operations of $4.6 million compared to Adjusted EBITDA from continuing operations of $7.7 million and a net loss from continuing operations of $5.0 million in the first quarter of 2014.  Including income from discontinued operations of approximately $0.7 million, total net loss and Adjusted EBITDA for the three months ended March 31, 2015 were $3.9 million and $6.2 million, respectively.  Including income from discontinued operations of approximately $130.5 million, total net income and Adjusted EBITDA for the three months ended March 31, 2014 were $125.5 million and $138.2 million, respectively. Income from discontinued operations for the three months ended March 31, 2014 consisted primarily of the gain of approximately $121.7 million from the sale of the Utica Shale oil and natural gas properties.

•                  Basic and diluted net loss per common unit from continuing operations of $0.15 compared to basic and diluted net loss per common unit from continuing operations of $0.17 for the first quarter of 2014.  Including income from discontinued operations, total basic and diluted net (loss)/income per common unit was ($0.13) and $4.23, respectively, for the first quarters of 2015 and 2014.

•                  Coal sales were 0.9 million tons, which was an improvement of 3.1% compared to the first quarter of 2014, primarily due to sales from the new Pennyrile operation.

•                  Total revenues and coal revenues of $56.2 million and $45.6 million, respectively, compared to $59.9 million and $51.2 million, respectively, for the same period of 2014.

•                  Coal revenues per ton of $52.18 compared to $60.53 for the first quarter of 2014, a decrease of 13.8%.

•                  Cost of operations from continuing operations of $46.1 million compared to $46.4 million for the same period of 2014.

•                  Cost of operations per ton from continuing operations of $52.86 compared to $54.82 for the first quarter of 2014, a decrease of 3.6%.

Total coal revenues decreased approximately 11.1% despite an increase in tons sold due to lower selling prices resulting from the ongoing weakness in the met and steam coal markets, as well as a higher mix of lower priced coal from our new Pennyrile operation.  Coal revenues per ton decreased primarily because of lower prices for metallurgical and steam coal sold in the first quarter of 2015 compared to the same period of 2014, as well as the higher mix of lower priced tons from our Pennyrile mine.  Total dollars spent on cost of operations decreased year to year primarily due to lower costs in Central Appalachia as production was reduced in response to weak market conditions, partially offset by increased costs from the new Pennyrile operation in the Illinois Basin.  Rhino experienced lower cost of operations per ton during the quarter compared to the prior year primarily due to improved mining conditions at our Hopedale operation in Northern Appalachia as well as cost improvements in Central Appalachia, partially offset by higher costs at our new Pennyrile mine.

Segment Information

The Partnership produces and markets coal from surface and underground mines in Kentucky, West Virginia, Ohio and Utah.  Through its Elk Horn subsidiary, the Partnership also leases coal reserves to third parties in exchange for royalty revenues.  For the quarter ended March 31, 2015, the Partnership had four reportable business segments: Central Appalachia (including the Elk Horn coal leasing operations), Northern Appalachia, Rhino Western and Illinois Basin. Additionally, the Partnership has an Other category that includes its ancillary businesses. Beginning with fourth quarter 2014 reporting, Rhino has included a new reportable business segment, referred to as the Illinois Basin segment, which includes its new underground mine, preparation plant and river loadout facility at its Pennyrile mining complex located in western Kentucky, as well as its Taylorville field reserves located in central Illinois. The new Pennyrile mining complex began production and sales in mid-2014.  Prior period results have been reclassified to include the Illinois Basin for segment reporting purposes.

The Partnership historically accounted for the Rhino Eastern joint venture (formed in the year ended December 31, 2008) under the equity method. Under the equity method of accounting, the Partnership had historically only presented limited information (net income). The Partnership considered this operation to comprise a separate operating segment prior to its dissolution in January 2015. With the dissolution of the Rhino Eastern joint venture in January 2015, the Partnership had no operating activities for this joint venture for the three months ended March 31, 2015. Consistent with prior years’ presentation, results for the Rhino Eastern joint venture have been reported for prior years’ segment reporting purposes.

(In millions, except per ton data and %)	First Quarter 2015	First Quarter 2014	% Change* 1Q15 / 1Q14
Central Appalachia
Coal revenues	$15.2	$25.7	(40.8)%
Total revenues	$22.2	$30.6	(27.2)%
Coal revenues per ton*	$64.22	$72.89	(11.9)%
Cost of operations	$12.8	$21.1	(39.0)%
Cost of operations per ton*	$54.23	$59.70	(9.2)%
Tons produced	0.266	0.342	(22.4)%
Tons sold	0.237	0.353	(32.8)%
Northern Appalachia
Coal revenues	$14.7	$15.9	(7.8)%
Total revenues	$17.3	$18.7	(7.6)%
Coal revenues per ton*	$58.60	$60.85	(3.7)%
Cost of operations	$13.0	$14.4	(9.7)%
Cost of operations per ton*	$51.87	$55.00	(5.7)%
Tons produced	0.257	0.228	12.5%
Tons sold	0.251	0.262	(4.2)%
Rhino Western
Coal revenues	$8.5	$9.6	(11.7)%
Total revenues	$8.5	$9.6	(11.7)%
Coal revenues per ton*	$36.90	$41.34	(10.7)%
Cost of operations	$7.7	$7.7	(0.3)%
Cost of operations per ton*	$33.70	$33.43	0.8%
Tons produced	0.243	0.250	(2.4)%
Tons sold	0.229	0.231	(1.1)%
Illinois Basin
Coal revenues	$7.2	$0.0	n/a
Total revenues	$7.2	$0.0	n/a
Coal revenues per ton	$46.02	$0.0	n/a
Cost of operations	$9.9	$(0.5)	n/a
Cost of operations per ton	$63.17	$0.0	n/a
Tons produced	0.161	0.000	n/a
Tons sold	0.156	0.000	n/a
Other**
Coal revenues	n/a	n/a	n/a
Total revenues	$1.0	$1.0	(6.6)%
Coal revenues per ton	n/a	n/a	n/a
Cost of operations	$2.7	$3.7	(26.3)%
Cost of operations per ton	n/a	n/a	n/a
Total
Coal revenues	$45.6	$51.2	(11.1)%
Total revenues	$56.2	$59.9	(6.3)%
Coal revenues per ton*	$52.18	$60.53	(13.8)%
Cost of operations	$46.1	$46.4	(0.5)%
Cost of operations per ton*	$52.86	$54.82	(3.6)%
Tons produced	0.927	0.820	13.0%
Tons sold	0.873	0.846	3.1%
Eastern Met 100% Basis ****
Coal revenues	$0.0	$7.5	n/a
Total revenues	$0.0	$7.5	n/a
Coal revenues per ton*	$0.0	$98.17	n/a
Cost of operations	$0.0	$8.0	n/a
Cost of operations per ton*	$0.0	$105.48	n/a
Net income/(loss)	$0.0	$(1.7)	n/a
Partnership’s portion of net income/(loss)	$0.0	$(0.9)	n/a
Tons produced***	0.000	0.079	n/a
Tons sold***	0.000	0.076	n/a

* Percentages, totals and per ton amounts are calculated based on actual amounts and not the rounded amounts presented in this table.

** The activities performed by Rhino’s ancillary businesses do not directly relate to coal production. As a result, coal revenues per ton and cost of operations per ton are not presented for the Other category.

*** Rhino Eastern produced and sold only premium mid-vol met coal.

**** Eastern Met included the financial data for the Rhino Eastern joint venture in which the Partnership had a 51% membership interest and for which the Partnership served as manager prior to the dissolution of the joint venture in January 2015.  The Partnership’s consolidated revenue and costs did not include any portion of the revenue or costs of Rhino Eastern since the Partnership accounted for this operation under the equity method.  The Partnership only recorded its proportionate share of net income of Rhino Eastern as a single item in its financial statements, but the Partnership believes the presentation of these items for Rhino Eastern provides additional insight into how this operation contributed to the overall performance of the Partnership.

Additional information for the Central Appalachia segment detailing the types of coal produced and sold, premium high-vol met coal and steam coal, is presented below.  Note that the Partnership’s Northern Appalachia, Rhino Western and Illinois Basin segments currently produce and sell only steam coal.

(In thousands, except per ton data and %)	First Quarter 2015	First Quarter 2014	% Change* 1Q15 / 1Q14
Met coal tons sold	78.3	86.3	(9.3)%
Steam coal tons sold	158.7	266.6	(40.5)%
Total tons sold	237.0	352.9	(32.8)%

Met coal revenue	$6,059	$7,005	(13.5)%
Steam coal revenue	$9,159	$18,714	(51.1)%
Total coal revenue	$15,218	$25,719	(40.8)%

Met coal revenues per ton	$77.39	$81.17	(4.7)%
Steam coal revenues per ton	$57.72	$70.21	(17.8)%
Total coal revenues per ton	$64.22	$72.89	(11.9)%

Met coal tons produced	97.5	107.1	(9.0)%
Steam coal tons produced	168.1	235.3	(28.6)%
Total tons produced	265.6	342.4	(22.4)%

* Percentages are calculated based on actual amounts and not the rounded amounts presented in this table.

First Quarter 2015 Financial and Operational Results Conference Call

Rhino’s first quarter 2015 financial and operational results conference call is scheduled for today at 11:00 am Eastern time. Participants should call 877-703-6105 (United States/Canada) or 857-244-7304 (International) and utilize the confirmation code 57204696. A live broadcast of the earnings conference call will also be available via the Internet at www.rhinolp.com under ‘Investor Relations’.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call 888-286-8010 (United States/Canada) or 617-801-6888 (International) and enter confirmation code 22871497. The recording will be available from 3:00 pm (ET) on Thursday, April 30, 2015 through Thursday, May 7, 2015 at 11:59 p.m. (ET).

The webcast will be archived on the site for one year.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments.  Rhino produces metallurgical and steam coal in a variety of basins throughout the United States and it leases coal through its Elk Horn subsidiary.

About Wexford Capital LP

Rhino’s general partner, Rhino GP LLC, is an affiliate of Wexford Capital LP (“Wexford”).  Wexford is an SEC registered investment advisor with over $3.5 billion of assets under management.  Wexford has particular expertise in the energy/natural resources sector with actively managed investments in coal, oil and gas exploration and production, energy services and related sectors.  Through Wexford’s extensive portfolio of energy, resource and related investments, it sees an extensive flow of potential new investment opportunities, many which could be suitable for Rhino.  Although Wexford has no obligation to provide such investment opportunities to Rhino, it has made available several of these investments to Rhino and expects to be in a position to continue to selectively source and underwrite for Rhino new coal, energy and related investment opportunities.

Additional information regarding Rhino and Wexford is available on their respective web sites — RhinoLP.com and Wexford.com.

Forward Looking Statements

Except for historical information, statements made in this press release are “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Rhino expects, believes or anticipates will or may occur in the future are forward-looking statements, including the statements and information included under the heading “Coal Operations Update.”  These forward-looking statements are based on Rhino’s current expectations and beliefs concerning future developments and their potential effect on Rhino’s business, operating results, financial condition and similar matters.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Rhino will turn out as Rhino anticipates.  Whether actual results and developments in the future will conform to expectations is subject to significant risks, uncertainties and assumptions, many of which are beyond Rhino’s control or ability to predict. Therefore, actual results and developments could materially differ from Rhino’s historical experience, present expectations and what is expressed, implied or forecast in these forward-looking statements.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: decline in coal prices, which depend upon several factors such as the supply of domestic and foreign coal, the demand for domestic and foreign coal, governmental regulations, price and availability of alternative fuels for electricity generation and prevailing economic conditions; increased competition in global coal markets and declines in demand for coal; current and future environmental laws and regulations which could materially increase operating costs or limit Rhino’s ability to produce and sell coal; extensive government regulation of mine operations, especially with respect to mine safety and health, which imposes significant actual and potential costs; difficulties in obtaining and/or renewing permits necessary for operations; a variety of operating risks, such as unfavorable geologic conditions, natural disasters, mining and processing equipment unavailability, failures and unexpected maintenance problems and accidents, including fire and explosions from methane; fluctuations in transportation costs or disruptions in transportation services could increase competition or impair Rhino’s ability to supply coal; a shortage of skilled labor; increases in raw material costs, such as steel, diesel fuel and explosives; Rhino’s ability to acquire replacement coal reserves that are economically recoverable; inaccuracies in Rhino’s estimates of coal reserves and non-reserve coal deposits; existing and future laws and regulations regulating the emission of sulfur dioxide and other compounds could affect coal consumers and as a result reduce demand for coal; federal and state laws restricting the emissions of greenhouse gases; Rhino’s ability to acquire or failure to maintain, obtain or renew surety bonds used to secure obligations to reclaim mined property; Rhino’s dependence on a few customers and its ability to find and retain customers under favorable supply contracts; changes in consumption patterns by utilities away from the use of coal, such as resulting from low natural gas prices; disruption in supplies of coal produced by contractors operating Rhino’s mines; defects in title in properties that Rhino owns or losses of any of Rhino’s leasehold interests; increased labor costs or work stoppages; the ability to retain and attract senior management and other key personnel; and assumptions underlying reclamation and mine closure obligations are materially inaccurate.

Other factors that could cause Rhino’s actual results to differ from its projected results are described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.  Rhino undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

# # #

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF MARCH 31, 2015 AND DECEMBER 31, 2014

(in thousands)

	March 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$205	$626
Accounts receivable, net of allowance	23,867	22,467
Inventories	14,970	13,030
Prepaid expenses and other	3,504	5,006
Total current assets	42,546	41,129
Net property, plant & equipment, incl coal properties, mine development and construction costs	390,538	383,437
Investment in unconsolidated affiliates	7,412	20,653
Other non-current assets	23,410	18,840
Non-current assets held for sale	9,279	9,279
TOTAL	$473,185	$473,338
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$10,736	$10,924
Current portion of long-term debt	214	210
Accrued expenses and other	21,508	19,190
Total current liabilities	32,458	30,324
NON-CURRENT LIABILITIES:
Long-term debt	57,949	57,222
Asset retirement obligations	29,981	28,452
Other non-current liabilities	34,393	34,165
Non-current liabilities held for sale	2,250	2,250
Total non-current liabilities	124,573	122,089
Total liabilities	157,031	152,413
COMMITMENTS AND CONTINGENCIES
PARTNERS’ CAPITAL:
Limited partners	303,965	308,586
General partner	10,861	10,966
Accumulated other comprehensive income	1,328	1,373
Total partners’ capital	316,154	320,925
TOTAL	$473,185	$473,338

RHINO RESOURCE PARTNERS LP

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months
	Ended March 31,
	2015	2014
REVENUES:
Coal sales	$45,556	$51,235
Other revenues	10,628	8,707
Total revenues	56,184	59,942
COSTS AND EXPENSES:
Cost of operations (exclusive of depreciation, depletion and amortization)	46,151	46,399
Freight and handling costs	535	301
Depreciation, depletion and amortization	8,852	9,232
Selling, general and administrative (exclusive of depreciation, depletion and amortization)	4,416	5,557
(Gain) on sale/disposal of assets—net	(22)	(679)
Total costs and expenses	59,932	60,810
(LOSS) FROM OPERATIONS	(3,748)	(868)
INTEREST AND OTHER (EXPENSE)/INCOME :
Interest expense and other	(957)	(3,184)
Interest income and other	2	3
Equity in net income (loss) of unconsolidated affiliate	141	(917)
Total interest and other (expense)	(814)	(4,098)
NET (LOSS) BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(4,562)	(4,966)
NET (LOSS) FROM CONTINUING OPERATIONS	(4,562)	(4,966)
DISCONTINUED OPERATIONS
Income from discontinued operations	721	130,511
NET INCOME/(LOSS)	$(3,841)	$125,545

General partner’s interest in net (loss)/income:
Net (loss) from continuing operations	$(91)	$(99)
Net income from discontinued operations	14	2,610
General partner’s interest in net income/(loss)	$(77)	$2,511
Common unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(2,569)	$(2,795)
Net income from discontinued operations	402	73,343
Common unitholders’ interest in net income/(loss)	$(2,167)	$70,548
Subordinated unitholders’ interest in net (loss)/income:
Net (loss) from continuing operations	$(1,902)	$(2,072)
Net income from discontinued operations	305	54,558
Subordinated unitholders’ interest in net income/(loss)	$(1,597)	$52,486
Net (loss)/income per limited partner unit, basic:
Common units:
Net (loss) per unit from continuing operations	$(0.15)	$(0.17)
Net income per unit from discontinued operations	0.02	4.40
Net income/(loss) per common unit, basic	$(0.13)	$4.23
Subordinated units
Net (loss) per unit from continuing operations	$(0.15)	$(0.17)
Net income per unit from discontinued operations	0.02	4.40
Net income/(loss) per subordinated unit, basic	$(0.13)	$4.23
Net (loss)/income per limited partner unit, diluted:
Common units
Net (loss) per unit from continuing operations	$(0.15)	$(0.17)
Net income per unit from discontinued operations	0.02	4.40
Net income/(loss) per common unit, diluted	$(0.13)	$4.23
Subordinated units
Net (loss) per unit from continuing operations	$(0.15)	$(0.17)
Net income per unit from discontinued operations	0.02	4.40
Net income/(loss) per subordinated unit, diluted	$(0.13)	$4.23

Distributions paid per limited partner unit (1)	$0.05	$0.445
Weighted average number of limited partner units outstanding, basic:
Common units	16,692	16,667
Subordinated units	12,397	12,397
Weighted average number of limited partner units outstanding, diluted:
Common units	16,692	16,673
Subordinated units	12,397	12,397

(1) No distributions were paid on the subordinated units for the three months ended March 31, 2015 and 2014.

Reconciliations of Adjusted EBITDA

The following tables present reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated (note: DD&A refers to depreciation, depletion and amortization).  Rhino management believes the presentation of Adjusted EBITDA that includes the proportionate share of DD&A and interest expense for Rhino Eastern is appropriate since the Partnership’s portion of Rhino Eastern’s net income that was recognized in prior periods as a single line item in its financial statements was affected by these expense items.  Since Rhino did not reflect these proportionate expense items of DD&A and interest expense in its consolidated financial statements, management believes that the adjustment for these expense items in the Adjusted EBITDA calculation is more representative of how management reviews the results of the Partnership and provides investors with additional information that they can use to evaluate Rhino’s results.

($ in millions)	First Quarter 2015	First Quarter 2014
Net (loss) from continuing operations	$(4.6)	$(5.0)
Plus:
Depreciation, depletion and amortization (DD&A)	8.9	9.2
Interest expense	1.0	3.2
EBITDA from continuing operations	$5.3	$7.4
Plus: Rhino Eastern DD&A-51%	—	0.3
Plus: Provision for doubtful accounts (1)	0.2	—
Adjusted EBITDA from continuing operations	5.5	7.7
Net income from discontinued operations	0.7	130.5
Adjusted EBITDA	$6.2	$138.2

(1)        During the first quarter of 2015, the Partnership recorded a provision for doubtful accounts of approximately $0.2 million related to one of its Elk Horn lessee customers in Central Appalachia that was in bankruptcy proceedings.  Management believes that the isolation and presentation of this specific item to arrive at Adjusted EBITDA is useful because it enhances investors’ understanding of how management assesses the performance of Rhino’s business.  Management believes the adjustment of this item provides investors with additional information that they can utilize in evaluating Rhino’s performance. Additionally, management believes the isolation of this item provides investors with enhanced comparability to prior and future periods of Rhino’s operating results.

	Three Months Ended March 31
($ in millions)	2015	2014
Net cash provided by operating activities	$2.0	$11.9
Plus:
Increase in net operating assets	3.0	—
Gain on sale of assets	0.7	130.8
Amortization of deferred revenue	0.5	0.3
Amortization of actuarial gain	0.1	0.1
Interest expense	1.0	3.2
Equity in net income of unconsolidated affiliate	0.1	—
Less:
Decrease in net operating assets	—	5.3
Accretion on interest-free debt	—	—
Amortization of advance royalties	0.1	0.1
Amortization of debt issuance costs	0.2	1.4
Equity-based compensation	—	0.1
Provision for doubtful accounts	0.2	—
Accretion on asset retirement obligations	0.5	0.6
Distribution from unconsolidated affiliates	0.2	—
Equity in net loss of unconsolidated affiliates	—	0.9
EBITDA	$6.2	$137.9
Plus: Rhino Eastern DD&A-51%	—	0.3
Plus: Rhino Eastern interest expense-51%	—	—
Adjusted EBITDA	$6.2	$138.2
Less: Net income from discontinued operations	0.7	130.5
Adjusted EBITDA from continuing operations	$5.5	$7.7